Exhibit 99.1

Dear Eric,

I am officially resigning from the Aemtis Board as of today, November 6, 2017.

Eric, I thank you for the opportunity to serve on the board. I have enjoyed working with you and the members of the board. I wish you continued success in all your endeavors with Aemtis.

Warm regards,
Hal
Harold A. Sorgenti